MORTGAGE AND SECURITY AGREEMENT
                                    D- 750905


      THIS MORTGAGE AND SECURITY AGREEMENT made as of December 14, 1995, by and between COMMERCIAL NET LEASE REALTY, INC., a Maryland corporation, having a principal place of business at 400 E. South Street, Suite 500, Orlando, Florida 32801-2878, herein called Mortgagor, and PRINCIPAL MUTUAL LIFE INSURANCE COMPANY, an Iowa corporation, having its principal place of business and post office address at 711 High Street, Des Moines, Iowa 50392, herein called Mortgagee,

      WITNESSETH:

      THAT Mortgagor is justly indebted to Mortgagee for money borrowed in the principal sum of Thirteen Million One Hundred Fifty Thousand and No/100 Dollars ($13,150,000.00) evidenced by Mortgagor's promissory note (herein called the Note) of even date herewith, made payable and delivered to Mortgagee, in which Note Mortgagor promises to pay to Mortgagee the said principal sum or so much thereof as may be advanced from time to time by Mortgagee, together with interest at the rate, at the times, and in installments as in the Note provided, until the entire principal and accrued interest have been paid, but in any event, the unpaid balance (if any) remaining due on the Note shall be due and payable on the 15th day of December, 1999 ("Maturity Date").

      THAT Mortgagor has delivered this date, as security for the Note, deeds of trust, mortgages or similar instruments (collectively, Other Mortgages ) necessary to grant a mortgage lien on those certain properties more particularly described on Exhibit B attached hereto and made a part hereof ( Related
Premises ).

      THAT the Mortgagor and Mortgagee intend for this mortgage and the Other Mortgages to be of equal priority.

      NOW, THEREFORE, to secure the payment of the said indebtedness in accordance with the terms and conditions hereof and of the Note, and all extensions, modifications and renewals thereof and the performance of the covenants and agreements contained herein, and also to secure the payment of any and all other indebtedness, including without limitation indebtedness arising under the Other Mortgages, direct or contingent, that may now or hereafter become owing from Mortgagor to Mortgagee, and in consideration of Ten Dollars in hand paid, receipt of which is hereby acknowledged, Mortgagor does by these presents give, grant, bargain, sell, alien, enfeoff, convey and confirm unto Mortgagee, its successors and assigns forever, that certain real estate and all of Mortgagor's estate, right, title and interest therein, located in the County of Monmouth, State of New Jersey, more particularly described in Exhibit A attached hereto and made a part hereof, which real estate, together with the following described property, rights and interests, is collectively referred to herein as the "Premises."

      Together with Mortgagor's interest as lessor in and to all leases of the said Premises, or any part thereof, heretofore or hereafter made and entered into by Mortgagor during the life of this mortgage or any extension or renewal hereof and all rents, issues, proceeds and profits accruing and to accrue from the Premises (which are pledged primarily and on a parity with the real estate and not secondarily).

      Together with all and singular the tenements, hereditaments, easements, appurtenances, passages, waters, water courses, riparian rights, rights in trade names, other rights, liberties and privileges thereof or in any way now or hereafter appertaining, including homestead and any other claim at law or in equity as well as any after-acquired title, franchise or license and the reversion and reversions and remainder and remainders thereof.

      Together with, the right in case of foreclosure hereunder of the encumbered property for Mortgagee to take and use the name by which the buildings and all other improvements situated on the Premises are commonly known and the right to manage and operate the said buildings under any such name and variants thereof.

      Together with all right, title and interest of Mortgagor in any and all buildings and improvements of every kind and description now or hereafter erected or placed on the said real estate and all materials intended for construction, reconstruction, alteration and repairs of such buildings and improvements now or hereafter erected thereon, all of which materials shall be deemed to be included within the Premises immediately upon the delivery thereof to the Premises, and all fixtures now or hereafter owned by Mortgagor and attached to or contained in and used in connection with the Premises including, but not limited to, all machinery, motors, elevators, fittings, radiators, awnings, shades, screens, and all plumbing, heating, lighting, ventilating, refrigerating, incinerating, air-conditioning and sprinkler equipment and fixtures and appurtenances thereto; and all items of furniture, furnishings, equipment and personal property owned by Mortgagor used or useful in the operation of the Premises; and all renewals or replacements thereof or articles in substitution therefor, whether or not the same are or shall be attached to said buildings or improvements in any manner; it being mutually agreed, intended and declared that all the aforesaid property owned by Mortgagor and placed by it on the real estate or used in connection with the operation or maintenance of the Premises shall, so far as permitted by law, be deemed to form a part and parcel of the real estate and for the purpose of this mortgage to be real estate and covered by this mortgage, and as to any of the property aforesaid which does not so form a part and parcel of the real estate or does not constitute a "fixture" (as such term is defined in the Uniform Commercial Code) this mortgage is hereby deemed to be, as well, a Security Agreement under the Uniform Commercial Code for the purpose of creating hereby a security interest in such property which Mortgagor hereby grants to Mortgagee as Secured Party. Mortgagor agrees to execute any and all documents, including financing statements which may be required to perfect the security interest granted hereby.

      Together with all right, title and interest of Mortgagor, now or hereafter acquired, in and to any and all strips and gores of land adjacent to and used in connection with the Premises and all right, title and interest of Mortgagor, now owned or hereafter acquired, in, to, over and under the ways, streets, sidewalks and alleys adjoining the Premises.

      Together with all funds now or hereafter held by Mortgagee under any escrow security agreement or under any of the terms hereof, including but not limited to funds held under the provisions of paragraph 4 hereof.

      THIS IS A FIRST MORTGAGE.

      TO HAVE AND TO HOLD the same unto the Mortgagee, its successors and assigns forever, for the purposes and uses herein set forth.

      Mortgagor represents that it is the absolute owner in fee simple of the Premises described in Exhibit A, which Premises are free and clear of any liens or encumbrances except for Permitted Exceptions (as hereinafter defined), and except for taxes which are not yet due or delinquent. Permitted Exceptions , as used in this mortgage means those matters approved by Mortgagee in the Mortgagee s title insurance policy insuring the lien of this mortgage.
Mortgagor shall forever warrant and defend the title to the Premises against all claims and demands of all persons whomsoever and will on demand execute any additional instrument which may be required to give Mortgagee a valid first lien on all of the Premises, except for Permitted Exceptions.

      Mortgagor further represents that: (i) the Premises is not subject to any casualty damage; (ii) except as disclosed in those certain Phase I Environmental Reports conducted by Ecolsciences, Inc. and dated November 27, 1995 and November 28, 1995, respectively (collectively, the "Report"), there is no Hazardous Material (as hereinafter defined) on the Premises, nor has any Hazardous Material been discharged from the Premises or penetrated any surface or subsurface rivers or streams crossing or adjoining the Premises or the aquifer underlying the Premises; and (iii) Mortgagor has complied or caused the Premises to comply with all statutes, laws, ordinances, rules and regulations of all local, state or federal authorities having jurisdiction over the Premises or its use relative to any Hazardous Material. "Hazardous Material" as used in this mortgage means any hazardous or toxic material, substance, pollutant, contaminant or waste which is defined by those or similar terms or is regulated as such under any statute, law, ordinance, rule or regulation of any local, state or federal authority having jurisdiction over the Premises or its use, including but not limited to (a) the Federal Water Pollution Control Act (33 U.S.C. Section 1251) as amended; (b) the Resource Conservation and Recovery
Act (42 U.S.C. Section 6901 et. seq.) as amended; (c) the Comprehensive Environmental Response, Compensation and Liability Act, (42 U.S.C. Section
9601 et. seq.) as amended; (d) the Federal Clean Air Act (42 U.S.C. Section
7401 et. seq.) as amended; (e) the New Jersey Industrial Site Recovery Act,
P.L. 1993 c. 139 ( ISRA ), formerly the New Jersey Environmental Cleanup Responsibility Act, N.J.S.A. 13:1K-6 et seq. ( ECRA ); (f) the New Jersey
Spill Compensation and Control Act, as amended; N.J.S.A. 58:10-23.11 et seq. (the Spill Act ) and (g) the New Jersey Underground Storage of Hazardous Substances Act, as amended, N.J.S.A. 58:10A-21 et seq. ( USTA ) (hereinafter referred to collectively as "Environmental Laws") but shall not include products typically sold by Lessee (hereinafter defined) in the ordinary course of its business and supplies for cleaning and maintenance and standard office supplies in commercially reasonable amounts provided, however, that such items are incidental to the use of the Premises and are stored and used in compliance with all Environmental Laws.

      MORTGAGOR COVENANTS AND AGREES AS FOLLOWS:

      1.    Mortgagor shall

            (a) pay each item of indebtedness secured by this mortgage when due according to the terms hereof and of the Note;

            (b) pay a late charge equal to four percent (4%) of any payment of principal, interest or premium which is not paid on or before the due date thereof to cover the expense involved in handling such late payment;

            (c) pay on or before the due date thereof any indebtedness which may be secured by a lien or charge on the Premises (except for construction liens, which are prohibited under paragraph 1(f) hereof), and upon request of Mortgagee exhibit satisfactory evidence of the discharge thereof;

            (d) except as otherwise expressly permitted by the Lease (as hereinafter defined), so long as the Leases are in full force and effect (provided, however, if Lessees are obligated to obtain the consent of Mortgagor, as landlord, then Mortgagee s consent shall be required prior to such action being taken) complete within a reasonable time the construction of any building now or at any time in process of construction upon the real estate;

            (e) except as otherwise expressly permitted by the Leases, so long as the Leases are in full force and effect (provided, however, if Lessees are obligated to obtain the consent of Mortgagor, as landlord, then Mortgagee s consent shall be required prior to such action being taken) make no material alteration to the Premises without the prior written consent of Mortgagee, except such as are required by law or ordinance;

            (f) except as otherwise expressly permitted by the Leases, so long as the Leases are in full force and effect (provided, however, if Lessees are obligated to obtain the consent of Mortgagor, as landlord, then Mortgagee s consent shall be required prior to such action being taken) remove or demolish no building or other improvement at any time a part of the Premises, and shall keep the Premises, including the buildings and improvements, in good condition and repair, without waste, and free from construction liens or other liens or claims for liens and encumbrances not expressly subordinated to the lien hereof;

            (g) except as otherwise expressly permitted by the Leases, so long as the Leases are in full force and effect (provided, however, if Lessees are obligated to obtain the consent of Mortgagor, as landlord, then Mortgagee s consent shall be required prior to such action being taken) comply, and cause each lessee or other user of the Premises to comply, with all requirements of law and ordinance, and all rules and regulations, now or hereafter enacted, by authorities having jurisdiction of the Premises and the use thereof, all orders and directions of the National Fire Protection Association or similar body, and all covenants, conditions and restrictions of record pertaining to the Premises, including the buildings and improvements, and the use thereof;

            (h) except as otherwise expressly permitted by the Leases, so long as the Leases are in full force and effect (provided, however, if Lessees are obligated to obtain the consent of Mortgagor, as landlord, then Mortgagee s consent shall be required prior to such action being taken) cause or permit no change to be made in the general use of the Premises without Mortgagee's prior written consent;

            (i) except as otherwise expressly permitted by the Leases, so long as the Leases are in full force and effect (provided, however, if Lessees are obligated to obtain the consent of Mortgagor, as landlord, then Mortgagee s consent shall be required prior to such action being taken) initiate or acquiesce in no zoning reclassification or material change in zoning without Mortgagee's prior written consent;

            (j) except as otherwise expressly permitted by the Leases, so long as the Leases are in full force and effect (provided, however, if Lessees are obligated to obtain the consent of Mortgagor, as landlord, then Mortgagee s consent shall be required prior to such action being taken) make or permit no use of the Premises that could with the passage of time result in the creation of any right of use, or any claim of adverse possession or easement on, to or against any part of the Premises in favor of any person or the public;

            (k) except as otherwise expressly permitted by the Leases, so long as the Leases are in full force and effect (provided, however, if Lessees are obligated to obtain the consent of Mortgagor, as landlord, then Mortgagee s consent shall be required prior to such action being taken) subject to the provisions of paragraph 5(c) hereof, promptly repair, restore or rebuild any buildings or improvements now or hereafter a part of the Premises which may become damaged or be destroyed by any cause whatsoever, so that upon completion of the repair, restoration and rebuilding of the buildings and improvements there will be no liens of any nature arising out of the construction and the Premises will be of substantially the same character and will have a commercial value at least as great as the commercial value thereof prior to the damage or destruction;

            (l) not, directly or indirectly, due to assignment of beneficial interest under a trust, partnership interest in a partnership, or otherwise, cause or permit any sale, transfer or conveyance of the Premises, including the sale, transfer or conveyance of the Premises to Lessees (as hereinafter defined), or create, suffer or permit any encumbrance or lien on the Premises other than the lien hereof, the leases of the Premises assigned to Mortgagee and other exceptions expressly referred to herein (except for construction liens, which are prohibited under paragraph 1(f) hereof), it being understood and agreed that the indebtedness evidenced by the Note and its terms are personal to Mortgagor and in accepting the same Mortgagee has relied upon what it perceived as the willingness and ability of Mortgagor to perform its obligations hereunder, under the Note, and as lessor under leases of the Premises; Mortgagee may consent to a sale, transfer, conveyance or encumbrance and expressly waive this provision in writing to Mortgagor however any such consent and waiver shall not constitute any consent or waiver of this provision as to any sale, transfer, conveyance or encumbrance other than that for which the consent and waiver was expressly granted; Mortgagee's ability to consent to any sale, transfer, conveyance or encumbrance and waive this provision implies no standard of reasonableness in determining whether or not such consent shall be granted and the same may be based upon what Mortgagee solely deems to be in its best interest; without limiting Mortgagee's right to withhold its consent and waiver entirely, such consent and waiver may be conditioned upon an increase in the rate of interest under the Note and the imposition of other terms and conditions thereunder or hereunder; any sale, transfer, conveyance or encumbrance made, created or permitted in violation of this provision shall be null and void and in addition to the other rights and remedies available to Mortgagee hereunder, Mortgagee shall have the option of declaring the unpaid principal balance of the Note, together with all accrued and unpaid interest, premium, if any and all other sums and charges evidenced thereby or owing hereunder, immediately due and payable;

            (m) not cause or permit any Hazardous Material to exist on or discharge from the Premises, and comply with all Environmental Laws and promptly: (i) pay any claim against Mortgagor or the Premises, (ii) remove any charge or lien upon the Premises, and (iii) indemnify and hold Mortgagee harmless from any and all loss or damage, resulting from any Hazardous Material that exists on or is discharged from the Premises; provided, however, that this indemnity does not apply to Hazardous Material that exists on or is discharged from the Premises due to acts or omissions occurring after Mortgagor or any person or entity in any way related to Mortgagor no longer holds title to or has any interest in the Premises;

            (n) not cause or permit any Hazardous Material to exist on or discharge from any property owned or used by Mortgagor which would result in any charge or lien upon the Premises;

            (o) notify Mortgagee of any Hazardous Material that exists on or is discharged from the Premises within ten (10) days after Mortgagor first has knowledge of such existence or discharge;

            (p) if other than a natural person, do all things necessary to preserve and keep in full force and effect its existence, franchises, rights and privileges under the laws of the state of its formation and, if other than its state of formation, the state where the Premises is located;

            (q) do all things necessary to preserve and keep in full force and effect Mortgagee's title insurance coverage insuring the lien of this mortgage as a first and prior lien, subject only to the Permitted Exceptions and any other exceptions after the date of this mortgage approved in writing by Mortgagee, including without limitation, delivering to Mortgagee not less than 30 days prior to the effective date of any rate adjustment, modification or extension of the Note any new policy or endorsement which may be required to assure Mortgagee of such continuing coverage;

            (r)   not directly or indirectly, commit waste;

            (s) pay or cause any lessee to pay all utilities on the Premises prior to becoming delinquent; and

            (t) at all times cause its interest in the Premises to be leased to (i) Raceway Village, L.T., Inc., a New Jersey corporation d/b/a Linens N Things ( Linens ) under a lease dated December
                  15, 1993, and any and all amendments and supplements (the
                   Linens Lease) and (ii) Marshall s of Freehold, N.J., Inc.
                  ( Marshalls ) under a lease dated December 15, 1993  and any and all amendments and supplements (the Marshall Lease ) (Linens and Marshalls are herein collectively and individually, as the context may require, referred to as
                   Lessee  and Linens Lease and Marshalls Lease are herein
                  collectively and individually, as the context may require, referred to as the Lease ) and shall punctually perform all obligations, covenants and agreements required to be performed as lessor under the Lease in accordance therewith and do all things necessary to compel performance by Lessee of all its obligations, covenants and agreements under the Lease and the Lessee Estoppel Certificate executed by Lessee and delivered to Mortgagee in connection with the delivery of this mortgage and funding of the Note (the Estoppel ). The term Lease used herein shall include any future lease of the Premises approved by Mortgagee and the term Lessee shall include any future lessee of a future lease approved by Mortgagee.

      2.    (a)   Mortgagor shall pay or cause to be paid when due and before any penalty attaches or interest accrues all general taxes, special taxes, assessments (including assessments for benefits from public works or improvements whenever begun or completed), water charges, sewer service charges, CAM charges, if any, vault or space charges and all other like charges against or affecting the Premises or against any property or equipment located on the Premises, or which might become a lien on the Premises, and shall, within 10 days following
                  Mortgagee's request, furnish to Mortgagee a duplicate receipt of such payment. If any such tax, assessment or charge may legally be paid in installments, Mortgagor may, at its option, pay such tax, assessment or charge in installments.

            (b) To prevent default hereunder Mortgagor shall pay or cause to be paid in full, under protest in the manner provided by law, any tax, assessment or charge which Mortgagor may desire to contest; provided, however, that

                  (i) if contest of any tax, assessment or charge may be made without the payment thereof, and

                  (ii) such contest shall have the effect of preventing the collection of the tax, assessment or charge so contested and the sale or forfeiture of the Premises or any part thereof or any interest therein to satisfy the same, then Mortgagor may at its option and in its discretion and upon the giving of written notice to Mortgagee of its intended action and upon the furnishing to Mortgagee of such security or bond as Mortgagee may require, contest any such tax, assessment or charge in good faith and in the manner provided by law. All costs and expenses incidental to such contest shall be paid by Mortgagor. In the event of a ruling or adjudication adverse to Mortgagor, Mortgagor shall promptly pay such tax, assessment or charge. Mortgagor shall indemnify and save harmless the Mortgagee and the Premises from any loss or damage arising from such contest and shall, if necessary to prevent sale, forfeiture or any other loss or damage to the Premises or to the Mortgagee, pay such tax, assessment or charge or take whatever action is necessary to prevent any sale, forfeiture or loss.

      3.    (a)   Mortgagor shall at all times keep in force (i) property
                  insurance insuring all buildings and improvements which now are or hereafter become a part of the Premises for perils covered by an all-risk or a causes of loss-special form insurance policy with an ordinance or law coverage endorsement containing both replacement cost and agreed amount endorsements or options; (ii) commercial general liability insurance naming Mortgagee as additional insured protecting
                  Mortgagor and Mortgagee against liability for bodily injury or property damage occurring in, on or adjacent to the Premises, with a combined single limit of not less than One Million
                  Dollars ($1,000,000.00) per occurrence with not less than a Five Million Dollar ($5,000,000.00) aggregate limit and excess umbrella liability insurance of not less than Twenty Five
                  Million Dollars ($25,000,000.00); (iii) boiler and machinery insurance if the property has a boiler or is an office building; (iv) rental value insurance for the perils specified herein for one hundred percent (100%) of the rents (including operating expenses, real estate taxes, assessments and insurance costs which are lessee's liability) for a period of twelve (12) months; and (v) insurance against all other hazards as may be reasonably required by Mortgagee, including, without limitation, insurance against loss or damage by flood and earthquake.

            (b) All insurance shall be in form, content and amounts approved by Mortgagee and written by an insurance company or companies rated A, class size X or better in the most current issue of Best's Insurance Reports and which is licensed to do business in the state in which the Premises are located and domiciled in the United States or a governmental agency or instrumentality approved by Mortgagee. The policies for such insurance shall have attached thereto standard mortgagee clauses in favor of and permitting Mortgagee to collect any and all proceeds payable thereunder and shall include a 30 day (except for nonpayment of premium, in which case, a 10 day) notice of cancellation clause in favor of Mortgagee. All policies or certificates of insurance shall be delivered to and held by Mortgagee as further security for the payment of the Note and any other obligations arising under the Loan Documents, with evidence of renewal coverage delivered to Mortgagee at least 30 days before the expiration date of any policy. Not more frequently than once every three years, if Mortgagee has a reasonable belief that the replacement cost value is not correct, it shall notify Mortgagor and Mortgagor, at its expense, will furnish Mortgagee with an appraisal of the full insurable replacement cost value of the Premises, made by fire insurance appraisers satisfactory to Mortgagee and fire insurance companies generally. Mortgagor shall not carry separate insurance, concurrent in kind or form and contributing in the event of loss, with any insurance required herein.

                  Notwithstanding anything hereinabove to the contrary, Mortgagee agrees to accept the coverage amounts and carriers provided to Mortgagee as of the date hereof. In the event of a default under the Loan Documents or Lease or a decline in the rating of an approved carrier then Mortgagee shall have the right to require Mortgagor to obtain the insurance required pursuant to this paragraph 3.

      4.    (a)   Mortgagor shall, upon request of Mortgagee, deposit with and pay to Mortgagee, on each payment date specified in the Note , a sum equivalent to: (1) the taxes and assessments assessed or levied against and next due on the Premises divided by the number of payments that will become due and payable under the Note before the date when such taxes and assessments will become due and payable, plus (2) the premiums that will next become due and payable for insurance required by this mortgage to be furnished by Mortgagor divided by the number of payments that will become due and payable under the Note before the date when such premiums will become due and payable.
                  Mortgagee shall use such deposits to pay the taxes, assessments and premiums when the same become due. Mortgagee shall not be liable for interest on such deposits. Mortgagor shall procure and deliver to Mortgagee, in advance, statements for such charges. If the total payments made by Mortgagor under this paragraph plus interest, if any, accrued thereon exceed the amount of payments actually made by Mortgagee for taxes, assessments and insurance premiums, such excess shall be credited by Mortgagee on subsequent deposits to be made by Mortgagor. If, however, the deposits are insufficient to pay the taxes, assessments and insurance premiums when the same shall be due and payable, Mortgagor will pay to Mortgagee any amount necessary to make up the deficiency, five (5) business days before the date when payment of such taxes, assessments and insurance premiums shall be due. If at any time Mortgagor shall tender to Mortgagee, in accordance with the provisions of the Note secured by this mortgage, full payment of the entire indebtedness represented thereby, Mortgagee shall, in computing the amount of such indebtedness, credit to the account of Mortgagor any balance remaining in the funds accumulated and held by Mortgagee under the provisions of this paragraph. If there is a default under any of the provisions of this mortgage resulting in a public sale of the Premises, or if Mortgagee otherwise acquires the Premises after default, Mortgagee shall apply, at the time of commencement of such proceedings, or at the time the Premises is otherwise acquired, the balance then remaining in the funds accumulated under this paragraph as a credit on the interest accrued and unpaid and the balance to the principal then remaining unpaid under the Note. The provisions of this paragraph shall not affect the enforceability of the covenants relating to taxes, assessments and insurance premiums provided for in this mortgage except to the extent that obligations for the same have been actually met by compliance with this paragraph.

            (b) Any funds held under this paragraph shall not constitute any deposit or account of the Mortgagor or moneys to which the Mortgagor is entitled upon demand, or upon the mere passage of time, or sums to which Mortgagor is entitled to any interest or crediting of interest by virtue of Mortgagee's mere possession of such deposits. Mortgagee shall not be required to segregate such deposits or hold such deposits in any separate account for the benefit of Mortgagor. Mortgagee may hold such deposits in its general account or any other account and may commingle such deposits with any other moneys of Mortgagee or moneys which Mortgagee is holding on behalf of any other person or entity. Mortgagor hereby consents to the investment of such deposits by Mortgagee as outlined herein.

            (c) Notwithstanding anything hereinabove to the contrary, so long as the Lease is in full force and effect and there are no defaults under the Lease, this Mortgage, the Note or any other instrument securing the Note, Mortgagor shall not be obligated to make the deposits required by this Section 4.

      5. In the event of any damage to or destruction of the buildings or improvements which are a part of the Premises:

            (a) Mortgagor will immediately notify Mortgagee thereof in the manner provided in this mortgage for the giving of notices. Mortgagee may in its discretion (and it is hereby authorized to) either settle and adjust any claim under such insurance policies, or allow Mortgagor to agree with the insurance company or companies on the amount to be paid upon the loss. In either case, the proceeds shall be paid to Mortgagee and Mortgagee is authorized to collect and to give receipts therefor. In the event Mortgagee elects to either settle or adjust any claim under such insurance policies, and provided there is no Event of Default or event which with the passage of time or notice or both would constitute an Event of Default which has occurred and is continuing, Mortgagor shall have the right to participate in said settlement or adjustment; provided, however, that any settlement or adjustment shall be subject to the written approval of Mortgagee.

            (b) Such proceeds, after deducting therefrom any expenses incurred in the collection thereof, including reasonable attorneys' fees and costs, shall be applied at the option of Mortgagee either to the cost of rebuilding and restoring the buildings and improvements or in reduction of the indebtedness secured hereby whether or not then due and payable, provided however, that if no Event of Default has occurred and Mortgagee has not otherwise previously accelerated the whole or any part of the indebtedness secured hereby, such reduction shall be without Make Whole Premium. Any excess proceeds remaining after said indebtedness is fully paid shall be promptly remitted to Mortgagor.

            (c) Regardless of the cause of the damage or destruction or the availability or sufficiency of insurance proceeds until all indebtedness secured hereby shall be fully paid, Mortgagor shall be obligated to repair, restore and rebuild any buildings or improvements so damaged or destroyed, provided however, that if any insurance proceeds have been paid to Mortgagee under any insurance policies maintained by Mortgagor under the provisions of Paragraph 3 hereof, Mortgagor shall be so obligated only if Mortgagee elects to apply such proceeds to the cost of rebuilding and restoration. Repair and restoration of the buildings and improvements shall be commenced promptly after the occurrence of the loss and shall be prosecuted to completion diligently, and the buildings and improvements shall be so restored and rebuilt as to be of at least equal value and substantially the same character as prior to such damage and destruction. In the event the estimated costs of rebuilding and restoration exceed 25% of the indebtedness then remaining unpaid as secured hereby, the drawings and specifications pertaining to such rebuilding and restoration shall be subject to the prior written approval of Mortgagee.

            (d) In the event that Mortgagor is to be reimbursed out of the insurance proceeds, such proceeds shall be made available from time to time upon the furnishing to Mortgagee of satisfactory evidences of the estimated cost of completion thereof and such architect's certificates, waivers of lien, contractor's sworn statements, and other evidence of cost and of payment and of the continued priority of the lien hereof over any potential liens of mechanics and materialmen as Mortgagee may require and approve. No payment made by Mortgagee prior to the final completion of the work shall, together with all payments theretofore made, exceed 90% of the value of the work performed to the time of payment, and at all times the undisbursed balance of said proceeds shall be at least sufficient to pay for the cost of completion of the work free and clear of liens. Any proceeds remaining after payment of the cost of rebuilding and restoration shall, at the option of Mortgagee, either be applied in reduction of the indebtedness secured hereby, provided, however, that if no Event of Default has occurred and Mortgagee has not otherwise previously accelerated the whole or any part of the indebtedness secured hereby, such reduction shall be without Make Whole Premium, or paid to Mortgagor.

            (e) Should such damage or destruction occur after foreclosure or sale proceedings have been instituted, the proceeds of any such insurance policy or policies, if not applied in rebuilding or restoration of the buildings or improvements, shall be used to pay the indebtedness, then due and owing in the event of a non-judicial sale or the amount due in accordance with any decree of foreclosure or deficiency judgment that may be entered in connection with such proceedings, and the balance, if any, shall be paid to the owner of the equity of redemption if he shall then be entitled to the same, or otherwise as any court having jurisdiction may direct. Following any foreclosure sale, or other sale of the Premises by Mortgagee pursuant to the terms hereof, Mortgagee is authorized without the consent of Mortgagor to assign any and all insurance policies to the purchaser at the sale and to take such other steps as Mortgagee may deem advisable to cause the interests of such purchaser to be protected by any of such insurance policies.

            (f) Notwithstanding anything hereinabove to the contrary, so long as the Lease is in full force and effect, there are no defaults by Mortgagor, as landlord, under the Lease, which are not cured within any applicable grace period, and there is no Event of Default under this mortgage, all proceeds shall be applied and any obligation to reconstruct and repair shall be in accordance with the terms of the Lease. In the event the Lease expressly permits the Lessee to reconstruct and repair the Premises without giving approval rights to Mortgagor, as landlord, or to Mortgagee, then Mortgagee s approval shall not be required. If the Lease requires Lessee to obtain the approval of Mortgagor, as landlord or of Mortgagee prior to reconstructing and repairing the Premises or the Mortgagor is obligated to reconstruct and repair the Premises, the Mortgagee s prior written approval shall be required.

      6. Mortgagor hereby assigns, transfers and sets over to Mortgagee the entire proceeds of any award or claim for damage to any of the Premises taken or damaged under the power of eminent domain or by condemnation. In the event of the commencement of any eminent domain or condemnation proceeding affecting the Premises:

            (a) Mortgagor shall notify Mortgagee thereof in the manner provided in this mortgage for the giving of notices. Mortgagee may participate in such proceeding, and Mortgagor shall deliver to Mortgagee all documents requested by it to permit such participation.

            (b) Mortgagee may elect to apply the proceeds of the award upon or in reduction of the indebtedness secured hereby whether or not then due and payable, provided however, that if no Event of Default has occurred and Mortgagee has not otherwise previously accelerated the whole or any part of the indebtedness secured hereby, such reduction shall be without Make Whole Premium, or require Mortgagor to restore or rebuild, in which event the proceeds shall be held by Mortgagee and used to reimburse Mortgagor for the cost of restoring and rebuilding all buildings and improvements in accordance with plans and specifications to be submitted to and approved by Mortgagee.

            (c) In the event Mortgagee elects to reimburse Mortgagor for the costs of restoring and rebuilding the Premises, then the proceeds of the award shall be paid out in the same manner as provided in this mortgage for the payment of insurance proceeds in reimbursement of the costs of rebuilding and restoration. If the amount of such award is insufficient to cover the cost of restoring and rebuilding, Mortgagor shall pay such cost in excess of the award before being entitled to reimbursement out of the award. Any proceeds remaining after payment of cost of restoring and rebuilding shall, at the option of Mortgagee, either be applied on account of the indebtedness secured hereby, provided, however, that if no Event of Default has occurred and Mortgagee has not otherwise previously accelerated the whole or any part of the indebtedness secured hereby, such reduction shall be without Make Whole Premium, or be paid to Mortgagor.

            (d) Notwithstanding anything hereinabove to the contrary, so long as the Lease is in full force and effect, there are no defaults by Mortgagor, as landlord, under the Lease, which are not cured within any applicable grace period, and there is no Event of Default under this mortgage, all proceeds of the award shall be applied and all reconstruction and repair shall be undertaken in accordance with the terms of the Lease. In the event the Lease permits Lessee to reconstruct and repair the Premises without approval rights given to Mortgagor, as landlord, or to Mortgagee, the Mortgagee s approval shall not be required. If the Lease expressly requires Lessee to obtain the approval of Mortgagor, as landlord, or of Mortgagee prior to reconstructing and repairing the Premises, or the Mortgagor is obligated to reconstruct and repair the Premises, then Mortgagee s prior written approval shall be required.

      7. If by the laws of the United States of America or of any state or governmental subdivision having jurisdiction of Mortgagor or of the Premises or of the transaction evidenced by the Note and this mortgage, any tax or fee is due or becomes due in respect of the issuance of the Note hereby secured or the making, recording and registration of this mortgage, except for Mortgagee's income tax, Mortgagor covenants and agrees to pay such tax or fee in the manner required by such law, and to hold harmless and indemnify Mortgagee, its successors and assigns, against any liability incurred by reason of the imposition of any such tax or fee.

      8. In the event of the enactment after the date hereof of any applicable law deducting from the value of land for the purpose of taxation any lien thereon, or imposing upon Mortgagee the payment of the whole or any part of the taxes or assessments or charges or liens herein required to be paid by Mortgagor, or changing in any way the laws relating to the taxation of mortgages or debts secured by mortgages or Mortgagee's interest in the Premises, or the manner of collection of taxes, so as to affect this mortgage or the debt secured hereby or the holder thereof, except for Mortgagee's income tax, then and in any such event Mortgagor shall, upon demand by Mortgagee, pay such taxes or assessments or reimburse Mortgagee therefor; provided, however, that, if in the opinion of counsel for Mortgagee (a) it might be unlawful to require Mortgagor to make such payment or (b) the making of such payment might be construed as imposing a rate of interest beyond the maximum permitted by law, then and in such event Mortgagee may elect to declare all of the indebtedness secured hereby to be and become due and payable 60 days from the giving of written notice of such election to Mortgagor, provided, however, that if no Event of Default has occurred and Mortgagee has not otherwise previously accelerated the whole or any part of the indebtedness secured hereby, such reduction shall be without Make Whole Premium.

      9.    (a)   Upon the occurrence of any Event of Default under this
                  mortgage, Mortgagee may, but need not, make any payment or perform any act herein required of Mortgagor, in any form and manner deemed expedient and may, but need not, make full or partial payments of principal or interest on prior encumbrances, if any, and purchase, discharge, compromise or settle any tax lien or other prior lien or title or claim thereof, or redeem from any tax sale or forfeiture affecting said Premises, or contest any tax or assessment. All moneys paid for any of the purposes herein authorized and all reasonable expenses paid or incurred in connection therewith, including reasonable attorneys' fees and costs and reasonable attorneys' fees and costs on appeal, and any other money advanced by Mortgagee to protect the Premises and the lien hereof, shall be so much additional indebtedness secured hereby and shall become immediately due and payable without notice and with interest thereon at the Default Rate (as hereinafter defined) from the date of expenditure or advance until paid.

            (b) In making any payment hereby authorized relating to taxes or assessments or for the purchase, discharge, compromise or settlement of any prior lien, Mortgagee may make such payment according to any bill, statement or estimate secured from the appropriate public office without inquiry into the accuracy thereof or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof or without inquiry as to the validity or amount of any claim for lien which may be asserted.

      10. If one or more of the following events (herein called "Events of Default") shall have occurred:

            (a) default shall be made in the payment of any principal, interest or premium, utilities, taxes or assessments referred to in this mortgage or insurance premiums for the insurance required pursuant to this mortgage when due under the Note or this mortgage, and such default shall have continued for 10 days; or

            (b) Mortgagor shall be dissolved, or a decree or order for relief shall be entered by a court having jurisdiction in respect of Mortgagor in a voluntary or involuntary case under the Federal Bankruptcy Code as now or hereafter constituted, or Mortgagor shall file a voluntary petition in bankruptcy or for reorganization or an arrangement or any composition, readjustment, liquidation, dissolution or similar relief pursuant to any similar present or future state or federal bankruptcy law, or shall be adjudicated a bankrupt or become insolvent, or shall commit any act of bankruptcy as defined in such law, or shall take any action in furtherance of any of the foregoing; or

            (c) a petition or answer shall be filed proposing the adjudication of Mortgagor as a bankrupt or its reorganization or arrangement, or any composition, readjustment, liquidation, dissolution or similar relief with respect to it pursuant to any present or future federal or state bankruptcy or similar law, and Mortgagor shall consent to the filing thereof, or such petition or answer shall not be discharged within 60 days after the filing thereof; or

            (d) by the order of a court of competent jurisdiction, a receiver, trustee or liquidator of the Premises or any part thereof or of Mortgagor or of substantially all of its assets shall be appointed and shall not be discharged or dismissed within 60 days after such appointment, or if Mortgagor shall consent to or acquiesce in such appointment; or

            (e) with respect to the matters not described in the other subparagraphs of this paragraph 10, default shall be made in the due observance or performance of any covenant, condition or agreement of the Mortgagor contained in this mortgage, the Note and Assignment of Lease and Rents of even date herewith from Mortgagor to Mortgagee or in any other instrument or agreement by which the Note is secured (the "Loan Documents"), and such default shall have continued for 30 days after notice specifying such default is given by Mortgagee to Mortgagor; or

            (f) any representation or warranty made by Mortgagor in the Loan Documents shall prove to be untrue or inaccurate in any material respect; or

            (g) the failure of Mortgagor to give notice to Mortgagee in the manner provided in this mortgage for the giving of notices within 30 days after the death of any natural person who is personally liable for the payment of the indebtedness secured hereby or any part thereof, whether such person is the Mortgagor or any indemnitor or guarantor and whether or not such person has executed the Note or this mortgage;

            (h) the death of any natural person who is personally liable for the payment of the indebtedness secured hereby or any part thereof, whether such person is the Mortgagor or any indemnitor or guarantor and whether or not such person has executed the Note or this mortgage or the death of any general partner of Mortgagor; or

            (i) an Event of Default under any mortgage or deed of trust made by Mortgagor in favor of Mortgagee encumbering a Related Premises;

            (j) amendment, modification or termination by Mortgagor of the Lease without Mortgagee s prior written consent; or

            (k) default by Mortgagor under the Lease and (a) with respect to a non-monetary obligation, either (i) Mortgagor shall not have commenced cure thereof within five (5) days following receipt of notice from Lessee, (ii) Mortgagor shall have failed to proceed diligently to complete said cure within the time allowed for such cure under the terms of the Lease, or (iii) Mortgagor shall have failed to provide Mortgagee with weekly progress reports of its efforts to effect said cure, and (b) with respect to a monetary obligation, Mortgagor shall have failed to make the payment required to effect the cure of said default no later than four (4) days prior to the last day allowed for such cure under the terms of the Lease and Mortgagor has failed to provide Mortgagee with evidence of said payment.

            then, in each and every such case, the whole of said principal sum hereby secured shall, at the option of the Mortgagee and without further notice to Mortgagor, become immediately due and payable together with accrued interest thereon and a Make Whole Premium calculated in accordance with the provisions hereof, and whether or not Mortgagee has exercised said option, interest shall accrue on the entire principal balance and any interest or premium then due, at the Default Rate until fully paid or if Mortgagee has not exercised said option, for the duration of any Event of Default.

            If any default under "(e)" above shall be of such nature that it cannot be cured or remedied within 30 days, Mortgagor shall be entitled to a reasonable period of time to cure or remedy such Event of Default, provided Mortgagor commences the cure or remedy thereof within the 30 day period following the giving of notice and thereafter proceeds with diligence to complete such cure or remedy.

      11. Mortgagor agrees that if Mortgagee accelerates the whole or any part of the principal sum hereby secured, or applies any proceeds as if such application had been made as a result of such acceleration, pursuant to the provisions hereof, Mortgagor waives any right to prepay the principal sum hereby secured in whole or in part without premium and agrees to pay, as yield maintenance protection and not as a penalty, a "Make Whole Premium," except as otherwise provided herein.

            The "Make Whole Premium" shall be the greater of (a) one percent (1%) of the principal amount to be prepaid, or (b) the excess, if any, of

                  (i) the aggregate present value as of the date of payment or prepayment noticed as set forth above (hereinafter, the "Payment Date") of each dollar of principal being paid or prepaid (taking into account the application of such prepayment as set forth herein) and the amount of interest (exclusive of interest accrued to the Payment
                        Date) that would have been payable in respect of such dollar of principal being paid or prepaid if such payment or prepayment had not been made, determined by discounting such amounts monthly at a rate which is equal to the "Treasury Rate" from the due date of this Note, plus fifty (50) basis points, over
                  (ii)  100% of the principal amount being paid or prepaid.

            The "Treasury Rate" will be equal to the arithmetic mean of the yields to maturity converted to a monthly equivalent of United States Treasury obligations with a constant maturity (as compiled by and published in the United States Federal Reserve Bulletin [H.R. 15] (hereinafter "H.R. 15") or its successor publication for each of the two weeks immediately preceding the Payment Date) most nearly equal to the remaining "Weighted Average Life to Maturity" of this Note as of the Payment Date. If the yields referred to in the preceding sentence shall not have been so published, the yields corresponding to the Payment Date shall be calculated on the basis of the arithmetic mean of the arithmetic means of the secondary market ask rates, as of approximately 3:30 P.M., New York City time, on the last business days of each of the two weeks preceding the Payment Date, for the actively traded U.S. Treasury security or securities with a maturity or maturities most closely corresponding to the "Weighted Average Life to Maturity", as reported by three primary United States Government securities dealers in New York City of national standing selected in good faith by the holder of this Note. If no maturity exactly corresponding to such remaining "Weighted Average Life to Maturity" should appear therein, yields for the next longer and the next shorter published maturities shall be calculated pursuant to the foregoing sentence and the Treasury Rate shall be interpolated from such yields on a straight-line basis (rounding to the nearest month).

            The "Weighted Average Life to Maturity" with respect to this Note means, at the Payment Date, the number of years obtained by dividing the "Remaining Dollar-years" of this Note by the outstanding principal amount hereof. "Remaining Dollar-years" means the sum of the product obtained by multiplying (A) the amount of each then remaining required principal repayment (including repayment of any principal at the due date of this Note) by (B) the number of years (rounded to the nearest one-twelfth) which will elapse between the Payment Date and the date such required payment is due.

      12. Upon the occurrence of any Event of Default, in addition to any other rights or remedies provided in the Loan Documents, at law, in equity or otherwise, Mortgagee shall have the right to foreclose the lien hereof, and to the extent permitted herein and by applicable law to sell the Premises by sale independent of the foreclosure proceedings. In any suit to foreclose the lien hereof, and in any sale of the Premises, there shall be allowed and included as additional indebtedness payable by Mortgagor to Mortgagee and secured hereby all expenditures and expenses which may be paid or incurred by or on behalf of Mortgagee for attorneys' fees and costs, including attorneys' fees and costs on appeal, appraisers' fees, expenditures for documentary and expert evidence, stenographer's charges, publication and advertising costs, survey costs, environmental audits and costs (which may be estimated as to items to be expended after the entry of any decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies, Torrens certificates and similar data and assurances with respect to title as Mortgagee deems reasonably necessary either to prosecute such suit or to consummate such sale or to evidence to bidders at any sale the true condition of the title to or the value of the Premises.

      13. The proceeds of any foreclosure sale, or other sale of the Premises in accordance with the terms hereof or as permitted by law, shall be distributed and applied in the following order of priority: First, to the payment of all costs and expenses incident to the foreclosure and/or sale proceedings, including all items as are mentioned in any preceding or succeeding paragraph hereof; second, to the payment of all other items which under the terms hereof constitute secured indebtedness in addition to that evidenced by the Note, with interest thereon as herein provided; third, to the payment of all principal and accrued interest remaining unpaid on the Note; fourth, any surplus to the Mortgagor, its successors or assigns, as their rights may appear.

      14. During the continuance of any Event of Default, Mortgagor shall forthwith upon demand of Mortgagee surrender to Mortgagee possession of the Premises, and Mortgagee shall be entitled to take actual possession of the Premises or any part thereof personally or by its agents or attorneys, and Mortgagee in its discretion may, with or without force and with or without process of law, enter upon and take and maintain possession of all or any part of the Premises together with all documents, books, records, papers and accounts of the Mortgagor or the then owner of the Premises relating thereto, and may exclude Mortgagor, its agents or assigns wholly therefrom, and may as attorney-in-fact or agent of the Mortgagor, or in its own name as Mortgagee and under the powers herein granted:

            (a) hold, operate, manage or control the Premises and conduct the business, if any, thereof, either personally or by its agents, and with full power to use such measures, legal or equitable, as in its discretion it deems proper or necessary to enforce the payment or security of the income, rents, issues and profits of the Premises, including actions for the recovery of rent, actions in forcible detainer and actions in distress for rents, hereby granting full power and authority to exercise each and every of the rights, privileges and powers herein granted at any and all times hereafter, without notice to Mortgagor;

            (b) cancel or terminate any lease or sublease for any cause or on any ground which would entitle Mortgagor to cancel the same;

            (c) elect to cancel any lease or sublease made subsequent to this mortgage or subordinated to the lien hereof unless this mortgage has specifically been made subordinate to such lease or sublease;

            (d) extend or modify any then existing leases and make new leases, which extensions, modifications or new leases may provide for terms to expire, or for options to lessees to extend or renew terms to expire, beyond the Maturity Date of the Note and the issuance of a deed or deeds to a purchaser or purchasers at a foreclosure sale, it being understood and agreed that any such leases, and the options or other such provisions to be contained therein, shall be binding upon Mortgagor and all persons whose interests in the Premises are subject to the lien hereof and shall be binding also upon the purchaser or purchasers at any foreclosure sale, notwithstanding any redemption from sale, discharge of the indebtedness secured hereby, satisfaction of any foreclosure decree, or issuance of any certificate of sale or deed to any purchaser;

            (e) make all necessary or proper repairs, decorating, renewals, replacements, alterations, additions, betterments and improvements to the Premises as it may deem judicious, insure and reinsure the same and all risks incidental to Mortgagee's possession, operation and management thereof, and receive all income, rents, issues and profits.

            Mortgagee shall not be obligated to perform or discharge, nor does it hereby undertake to perform or discharge, any obligation, duty or liability under any lease, and the Mortgagor shall and does hereby agree to indemnify and to hold Mortgagee harmless of and from all liability, loss or damage which it might incur under said leases or under or by reason of the assignment thereof, and of and from any and all claims or demands whatsoever which may be asserted against it by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in said leases, except if caused by Mortgagee s gross negligence or willful misconduct. Should Mortgagee incur any such liability, loss or damage under any of said leases, or under or by reason of the assignment thereof, or in the defense of any claims or demands, the amount thereof, including costs, expenses and reasonable attorneys' fees and costs, including reasonable attorneys' fees and costs on appeal, shall be secured hereby and Mortgagor shall reimburse Mortgagee therefor immediately upon demand, together with interest at the Default Rate from the date of payment by Mortgagee to the date of reimbursement.

      15. Mortgagee in the exercise of the rights and powers hereinabove conferred upon it shall have the full power to use and apply the avails, rents, issues and profits of the Premises to the payment of or on account of the following, at the election of Mortgagee and in such order as Mortgagee may determine:

            (a) to the payment of the expenses of operating the Premises, including cost of management and leasing thereof (which shall include reasonable compensation to Mortgagee and its agent or agents if management is delegated to an agent or agents, and shall also include lease commissions and other compensation and expenses of seeking and procuring tenants and entering into leases), established claims for damages, if any, and premiums on insurance as hereinabove authorized;

            (b) to the payment of taxes and special assessments now due or which may hereafter become due on the Premises;

            (c) to the payment of all repairs, decorating, renewals, replacements, alterations, additions, betterments and improvements of the Premises and of placing the Premises in such condition as will in the judgment of Mortgagee make it readily rentable; and/or

            (d) to the payment of any principal, interest or other indebtedness secured hereby or any deficiency which may result from any foreclosure sale.

      16. During the continuance of any Event of Default under this mortgage, Mortgagee may apply to any court having jurisdiction for the appointment of a receiver of the Premises. Such appointment may be made either before or after sale, without notice, without regard to the solvency or insolvency of Mortgagor at the time of application for such receiver and without regard to the then value of the Premises or the adequacy of Mortgagee's security. Mortgagee or any holder of the Note may be appointed as such receiver. The receiver shall have power to collect the rents, issues and profits of the Premises during the pendency of any foreclosure proceedings and, in case of a sale, during the full redemption period, if any, as well as during any further times when Mortgagor, except for the intervention of such receiver, would be entitled to collect such rents, issues and profits. In addition, the receiver shall have all other powers which shall be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period. The court from time to time may authorize the receiver to apply the net income in his hands at Mortgagee's election and in such order as Mortgagee may determine in payment in full or in part of:

            (a) principal, interest and all other indebtedness secured hereby or provided by any decree foreclosing this mortgage, or any tax, special assessment or other lien which may be or become superior to the lien hereof or of such decree, provided such application is made prior to foreclosure sale; and

            (b)   the deficiency in case of a sale and deficiency.

      17.   (a)   Mortgagor agrees that all reasonable costs, charges and
                  expenses, including reasonable attorneys' fees, incurred or expended by Mortgagee arising out of or in connection with any action, proceeding or hearing, legal, equitable or quasi-legal, including the preparation therefor and any appeal therefrom, in any way affecting or pertaining to this mortgage, the Note or the Premises, shall be promptly paid by Mortgagor. All such sums not promptly paid by Mortgagor shall be added to the indebtedness secured hereby and shall bear interest at the Default Rate from the date of such advance and shall be due and payable on demand.

            (b) Mortgagor hereby agrees that upon the occurrence of an Event of Default and the acceleration of the principal sum secured hereby pursuant to this mortgage, to the full extent that such rights can be lawfully waived, Mortgagor hereby waives and agrees not to insist upon, plead, or in any manner take advantage of, any notice of acceleration, any stay, extension, exemption, homestead, marshaling or moratorium law or any law providing for the valuation or appraisement of all or any part of the Premises prior to any sale or sales thereof under any provision of this mortgage or before or after any decree, judgment or order of any court or confirmation thereof, or claim or exercise any right to redeem all or any part of the Premises so sold and hereby expressly waives to the full extent permitted by applicable law on behalf of itself and each and every person or entity acquiring any right, title or interest in or to the all or any part of the Premises, all benefit and advantage of any such laws which would otherwise be available to Mortgagor or any such person or entity, and agrees that neither Mortgagor nor any such person or entity will invoke or utilize any such law to otherwise hinder, delay or impede the exercise of any remedy granted or delegated to Mortgagee herein but will permit the exercise of such remedy as though any such laws had not been enacted. Mortgagor hereby further expressly waives to the full extent permitted by applicable law on behalf of itself and each and every person or entity acquiring any right, title or interest in or to all or any part of the Premises any and all rights of redemption from any sale or any order or decree of foreclosure obtained pursuant to provisions of this mortgage.

      18. Mortgagor hereby assigns to Mortgagee directly and absolutely, and not merely collaterally, the rents, issues, profits, royalties, and payments payable under any lease of the Premises, or portion thereof, including any oil, gas or mineral lease, or any installments of money payable pursuant to any agreement or any sale of the Premises or any part thereof, subject only to a license, if any, granted by Mortgagee to Mortgagor with respect thereto prior to the occurrence of a default hereunder. Mortgagee, without regard to the adequacy of any security for the indebtedness hereby secured, shall be entitled to (a) collect such rents, issues, profits, royalties, payments and installments of money and apply the same as more particularly set forth in this paragraph, all without taking possession of the Premises, or (b) enter and take possession of the Premises or any part thereof, in person, by agent, or by a receiver to be appointed by the court and to sue for or otherwise collect such rents, issues, profits, royalties, payments and installments of money. Mortgagee may apply any such rents, issues, profits, royalties, payments and installments of money so collected, less costs and expenses of operation and collection, including reasonable attorneys' fees and costs and reasonable attorneys' fees and costs on appeal, upon any principal, interest and all other indebtedness secured hereby, at Mortgagee's option and in such order as Mortgagee may determine, and, if such costs and expenses and reasonable attorneys' fees and costs shall exceed the amount collected, the excess shall be immediately due and payable. The collection of such rents, issues, profits, royalties, payments and installments of money and the application thereof as aforesaid shall not cure or waive any Event of Default or notice of default hereunder or invalidate any act done pursuant to such notice, except to the extent any such Event of Default is fully cured. Failure or discontinuance of Mortgagee at any time, or from time to time, to collect any such moneys shall not impair in any manner the subsequent enforcement by Mortgagee of the right, power and authority herein conferred on Mortgagee. Nothing contained herein, including the exercise of any right, power or authority herein granted to Mortgagee, shall be, or be construed to be, an affirmation by Mortgagee of any tenancy, lease or option, or an assumption of liability under, or the subordination of the lien or charge of this mortgage to any such tenancy, lease or option. Mortgagor hereby agrees that, in the event Mortgagee exercises its rights as in this paragraph provided, Mortgagor waives any right to compensation for the use of Mortgagor's furniture, furnishings or equipment in the Premises for the period such assignment of rents or receivership is in effect, it being understood that the rents, issues, profits, royalties, payments and installments of money derived from the use of any such items shall be applied to Mortgagor's obligations hereunder as above provided.

      19.   (a)   Mortgagor has executed and delivered that certain Assignment of Leases and Rents of even date herewith assigning to Mortgagee directly and absolutely, and not merely collaterally, the interest of Mortgagor as lessor under the existing leases of the Premises, as well as all other leases which may hereafter be made in respect of the Premises, and the rents and other income arising thereunder and from the use of the Premises. Said Assignment of Leases and Rents grants to Mortgagee specific rights and remedies in respect of said leases and governs the collection of rents and other income thereunder and from the use of the Premises, and such rights and remedies so granted shall be cumulative of those granted herein.

            (b)   Mortgagor shall keep and perform all terms, conditions and covenants required to be performed by it as lessor under the aforesaid leases; shall promptly advise Mortgagee in writing of any claim of default by Mortgagor made by a lessee under any such lease or of any default thereunder by a lessee; and
                  shall promptly provide Mortgagee with a copy of any notice of default or other notice served upon Mortgagor by any such
                  lessee.  Mortgagor will not cancel, modify or alter, or accept the surrender of, any existing or future lease of the Premises or any part thereof without first obtaining written consent of
                  Mortgagee unless otherwise specifically permitted in the
                  Assignment of Leases and Rents of even date herewith.
      20.   (a)   All rights and remedies granted to Mortgagee in the Loan
                  Documents shall be in addition to and not in limitation of any rights and remedies to which it is entitled in equity, at law or by statute, and the invalidity of any right or remedy herein provided by reason of its conflict with applicable law or statute shall not affect any other valid right or remedy afforded to Mortgagee. No waiver of any Event of Default or of any default in the performance of any covenant contained in the Note or any other instrument securing the Note shall at any time thereafter be held to be a waiver of any rights of the Mortgagee hereunder, nor shall any waiver of a prior Event of Default or default operate to waive any subsequent Event of Default or default. All remedies provided for herein, in the Note and in any other instrument securing the Note are cumulative and may, at the election of Mortgagee, be exercised alternatively, successively, or concurrently. No act of Mortgagee shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision or to proceed against one portion of the Premises to the exclusion of any other portion.

            (b) This mortgage is subject to any existing statutory condition and upon the further condition that all covenants and agreements of Mortgagor herein shall be fully or timely performed, time being of the essence under this mortgage. No breach of any such condition or agreement shall be permitted, and in the event of any such breach, Mortgagee shall have any statutory power of sale, and this mortgage shall be subject to foreclosure as provided by law.

      21. By accepting payment of any sum secured hereby after its due date, Mortgagee does not waive its right either to require prompt payment when due of all other sums or installments so secured or to declare a default for failure to pay such other sums or installments.

      22. Notwithstanding anything herein or in the Note to the contrary, no provision contained herein or in the Note which purports to obligate Mortgagor to pay any amount of interest or any fees, costs or expenses which are in excess of the maximum permitted by applicable law, shall be effective to the extent that it calls for the payment of any interest or other sums in excess of such maximum. All agreements between Mortgagor and Mortgagee, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment of or acceleration of the maturity of any of the indebtedness secured hereby or otherwise, shall the interest contracted for, charged or received by Mortgagee exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Mortgagee in excess of the maximum lawful amount, the interest payable to Mortgagee shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance Mortgagee shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall at Mortgagee's option, be refunded to Mortgagor or be applied to the reduction of the principal balance of the indebtedness secured hereby and not to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the indebtedness secured hereby, such excess shall be refunded to Mortgagor. This paragraph shall control all agreements between Mortgagor and Mortgagee.

      23. In the event one or more provisions of the Loan Documents shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this mortgage shall be construed as if any such provision had never been contained herein.

      24. If the payment of the indebtedness secured hereby or of any part thereof shall be extended or varied, or if any part of the security be released, all persons now or at any time hereafter liable therefor, or interested in said Premises, shall be held to assent to such extension, variation or release, and their liability and the lien and all provisions hereof shall continue in full force, the right of recourse against all such persons being expressly reserved by Mortgagee notwithstanding such variation or release.

      25. Upon payment in full of the indebtedness secured hereby and the performance by Mortgagor of all of the obligations imposed on Mortgagor in the Loan Documents, these presents shall be null and void, and Mortgagee shall release this mortgage and the lien hereof by proper instrument executed in recordable form.

      26. If no Event of Default has occurred and is continuing under this mortgage, Mortgagor shall have the privilege of making prepayments on the principal of the Note (in addition to the required payments) if and only to the extent and upon the terms and conditions, if any, expressly set forth in the Note. If not expressly so set forth, the
            Note is not subject to such prepayment.

      27.   (a)   Subject to restrictions applicable to Mortgagor, as landlord, expressly provided in the Lease, so long as the Lease is in full force and effect, Mortgagor hereby grants to Mortgagee and its respective agents, attorneys, employees, consultants, contractors and assigns, an irrevocable license and authorization to enter upon and inspect the Premises and all facilities located thereon at reasonable times and the right to conduct a Phase I environmental audit after the occurrence of an Event of Default or in the event of any sale or conveyance of this mortgage.

            (b) In the event that there has been an Event of Default or an event which with the passage of time or the giving of notice or both would constitute an Event of Default or Mortgagee has formed a reasonable belief, based on its inspection of the Premises or other factors known to it, that Hazardous Materials may be present on the Premises, then, subject to restrictions applicable to Mortgagor, as landlord, expressly provided in the Lease, so long as the Lease is in full force and effect, Mortgagor shall perform such tests at Mortgagee's request, including without limitation, subsurface testing, soil and ground water testing, and other tests which may physically invade the Premises or facilities from a consultant and pursuant to a scope of work approved by Mortgagee (the "Tests"), as Mortgagee, in its sole discretion, determines as necessary to (i) investigate the condition of the Premises,
                  (ii) protect the security interests created under this mortgage or (iii) determine compliance with all laws relating to Hazardous Materials, the provisions of this mortgage and other matters relating thereto, and Mortgagor shall provide true and accurate written copies of the results of the Tests to Mortgagee upon receipt of the results. In the event that Mortgagor fails to conduct the Tests requested by Mortgagee and to provide Mortgagee with the results within sixty (60) days of such request or such additional time as Mortgagee shall agree in writing in its sole discretion, or if Mortgagee is not reasonably satisfied with the results of any of the Tests or of any Phase I environmental audit, then, subject to any restrictions applicable to Mortgagor, as landlord, expressly provided in the Lease, so long as the Lease is in full force and effect, Mortgagor grants to Mortgagee and its respective agents, attorneys, employees, consultants, contractors and assigns, an irrevocable license and authorization to conduct the Tests necessary in Mortgagee's sole discretion to accomplish (i) through (iii) in this paragraph.

      28. Within 15 days after any written request by either party, the other party shall certify, by a written statement duly acknowledged, the amount of principal and interest then owing on the Note and whether the certifying party knows of any offsets or defenses exist against the indebtedness secured hereby.

      29.   (a)   Mortgagor shall furnish to Mortgagee within 90 days after the end of each fiscal year of Mortgagor a detailed financial report prepared in accordance with generally accepted principles of accounting consistently applied, certified by Mortgagor s chief financial officer in a manner and otherwise in form and substance acceptable to Mortgagee covering the full and complete operation of the Premises, including without limitation: (i) income and expense statements , and (ii) a report of the leasing status of the Premises as of the end of such year, identifying the lessee, square footage leased, rental amount, rental concessions and/or rental deferments, escalation rentals, if any, percentage rents, if any, expiration date under each lease of the Premises and a listing of sales volumes attained by lessees of the Premises under percentage leases for the immediately preceding year. Such reports shall be prepared by an accountant who may be an employee of Mortgagor, or of an affiliate of Mortgagor, acceptable to Mortgagee. In addition to the reports referred to herein, Mortgagor shall promptly supply any additional information or records relating to the Premises or its operation as Mortgagee may from time to time reasonably request.

            (b) Mortgagor shall submit to Mortgagee during the life of this mortgage within 60 days after the end of each quarter quarterly balance sheets, income statements and statements of change for Mortgagor. Quarterly internal financial statements and quarterly 10Qs filed with the Securities and Exchange Commission will satisfy the requirement contained in this subparagraph (b).

            (c) Mortgagor shall submit to Mortgagee during the life of this mortgage within 90 days following the end of each fiscal year annual balance sheets, income statements and statements of
                  change for Mortgagor.   Annual audits with copies of 10Ks
                  filed with the Securities and Exchange Commission will satisfy the requirement contained in this subparagraph (c).

      30. Any notice which any party hereto may desire or be required to give to the other shall be deemed to be an adequate and sufficient notice if given in writing and service is made by either (i) registered or certified mail, postage prepaid, in which case notice shall be deemed to have been received three (3) business days following deposit to the mail; or (ii) nationally recognized overnight air courier, next day delivery, prepaid, in which case such notice shall be deemed to have been received one (1) business day following delivery to such courier. All notices shall be addressed to Mortgagor at its address given on the first page hereof or to Mortgagee at 711 High Street, Des Moines, Iowa 50392, Attn:
            Commercial Real Estate Loan Administration, Loan No. 750905, or to such other place as either party may by written notice to the other hereafter designate as a place for service of notice.

      31. This mortgage and all the provisions hereof shall extend to and be binding upon Mortgagor and all persons claiming by, under or through Mortgagor, and the word "Mortgagor" when used herein shall include all such persons and all persons liable for the payment of the indebtedness secured hereby or any part thereof, whether or not such persons have executed the Note or this mortgage. The word "Mortgagee" as used herein shall include the successors and assigns of the Mortgagee named herein, and the holder or holders from time to time of the Note secured hereby.

      32. Mortgagor has had the opportunity to fully negotiate the terms hereof and modify the draftsmanship of this mortgage. Therefore, the terms of this mortgage shall be construed and interpreted without any presumption, inference, or rule requiring construction or interpretation of any provision of this mortgage against the interest of the party causing this mortgage or any portion of it to be drafted. Mortgagor is entering into this mortgage freely and voluntarily without any duress, economic or otherwise.

      33. This mortgage shall be governed by and construed in accordance with the laws of the State of New Jersey, except for the provisions hereof which pertain to the payments of interest or amounts deemed to constitute interest, all of which provisions, like the Note, shall be governed by the laws of the State of Florida.

      34. As used herein, the term "Default Rate" means a rate equal to the lesser of (i) 4% per annum above the then applicable interest rate payable under the Note or (ii) the maximum rate allowed by applicable law. The Default Rate is not a penalty, but rather a rate of interest negotiated by the parties to compensate Mortgagee additionally in the Event of Default.

      35. Notwithstanding any provision of this mortgage, the Note or any other instruments evidencing or securing the loan evidenced by the Note which might be construed to the contrary, the assignment of rents and other amounts provided for herein is an absolute assignment and not merely a collateral assignment or a security interest, and is effective whether or not a default occurs hereunder, subject only to a license, if any, granted by Mortgagee to Mortgagor with respect thereto prior to the occurrence of a default hereunder, the extent of which may be more fully described in the Assignment of Leases and Rents. It is the intention of Mortgagor and Mortgagee that the assignment effectuated by this mortgage with respect to such rents and other amounts payable under the leases shall be a direct and currently effective assignment and shall not constitute merely the granting of a lien, security interest or pledge for the purpose of securing the indebtedness secured hereby. In the event that a court of competent jurisdiction determines that, notwithstanding such expressed intent of the parties, Mortgagee's interest in the rents and other amounts payable under the leases constitutes a lien on or security interest in or pledge thereof, it is agreed and understood that the forwarding of a notice to Mortgagor after the occurrence of a default, advising Mortgagor of the revocation of any license then in favor of Mortgagor to collect such rents or other amounts payable under the leases, or of the existence of a default, shall be sufficient action by Mortgagee to (i) perfect such lien on or security interest in or pledge of the rents and other amounts payable under the leases, (ii) take possession thereof, and (iii) entitle Mortgagee to immediate and direct payment of the rents and other amounts payable under the leases, for application as provided in this mortgage, all without the necessity of any further action by Mortgagee, including, without limitation, any action to obtain possession of the land, improvements or any other portion of the premises. Notwithstanding the direct and absolute assignment of the rents and other amounts payable under the leases as herein described, there shall be no pro tanto reduction in any portion of the indebtedness secured by this mortgage except with respect to rents and other amounts payable under the leases actually received by Mortgagee and applied by Mortgagee toward payment of the indebtedness. Mortgagee may, upon written notice to Mortgagor, elect to (i) exclude from the assignment provided in this mortgage any of the leases as specified in such notice so that the interest under such indicated lease is not assigned to Mortgagee, and (ii) subordinate the lien and other terms and provisions of this mortgage to any of the leases as indicated in said notice to Mortgagor.

      36. MORTGAGOR KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY ACTIONS BROUGHT BY MORTGAGOR OR MORTGAGEE IN CONNECTION WITH THIS MORTGAGE, ANY OF THE LOAN DOCUMENTS, THE INDEBTEDNESS SECURED HEREBY, OR ANY OTHER STATEMENTS OR ACTIONS OF MORTGAGEE.

      37.   (a)   Notwithstanding any provision to the contrary in the Note, this mortgage or any other instrument or agreement by which the Note is secured and except as otherwise provided in this paragraph, the liability of Mortgagor under the Loan Documents shall be limited to the interests of Mortgagor in the Premises and the rents, issues, proceeds and profits thereof. In the event of foreclosure of the liens evidenced by the Loan
                  Documents, no judgment for any deficiency upon the indebtedness evidenced by the Loan Documents shall be sought or obtained by Mortgagee against Mortgagor. Nothing contained in this paragraph shall:

                  (i) prevent the failure of Mortgagor to make any payment or to perform any obligation under any of the Loan Documents within the time periods provided therein from being an Event of Default thereunder;

                  (ii) be construed as limiting the obligations of Mortgagor to any tenant under any lease of the Premises;

                  (iii) in any way limit or impair the lien or enforcement of the Loan Documents pursuant to the terms thereof; or

                  (iv) limit the obligations of any indemnitor or guarantor, if any, of Mortgagor's obligations under the Loan Documents.

            (b) Notwithstanding subparagraph (a) above, Mortgagor, but not its shareholders, officers, directors, employees or agents, shall be personally liable to Mortgagee for:

                  (i) Mortgagor's failure to comply with paragraphs 2 (taxes and assessments) and 3 (insurance) hereof with respect to amounts accruing prior to a Sale of the Premises, as defined below;

                  (ii) any event or circumstance for which Mortgagor indemnifies Mortgagee under paragraph 1(m) (environmental indemnity) hereof;

                  (iii) Mortgagor's failure to pay utilities accruing prior to a
                        Sale of the Premises, as defined below, on or before the date such payments are due;

                  (iv) operation and maintenance of the Premises applicable to the time period prior to a Sale of the Premises, as defined below;

                  (v) any sums expended by Mortgagee in fulfilling the obligations of Mortgagor as lessor under any lease of the Premises prior to a sale of the Premises pursuant to foreclosure or power of sale, a bona fide sale (permitted by the terms of paragraph 1(l) hereof or consented to in writing by Mortgagee) to an unrelated third party or upon conveyance to Mortgagee of the Premises by a deed acceptable to Mortgagee in form and content (each of which shall be referred to as a "Sale" for purposes of this paragraph) or expended by Mortgagee after a Sale of the Premises for obligations of Mortgagor which arose prior to a Sale of the Premises;

                  (vi) any rents or other income regardless of type or source of payment (including, but not limited to, CAM charges, lease termination payments, refunds of any type, prepayment of rents, settlements of litigation, or settlements of past due rents) from the Premises which Mortgagor has received or has a right to receive after an Event of Default under the Loan Documents or an event which with the passage of time, the giving of notice or both would constitute an Event of Default, either or both of which has occurred and is continuing, and which are not applied to (A) expenses of operation and maintenance of the Premises and the taxes, assessments, utility charges and insurance of the Premises, taking into account sufficient reserves for the same and for replacements and recurring items, and (B) payment of principal, interest and other charges when due under the Loan Documents; provided that any payments to parties related to Mortgagor shall be considered expenses of operation only if they are at market rates or fees consistent with market rates or fees for the same or similar services;

                  (vii) any security deposits of tenants not turned over to
                        Mortgagee upon conveyance of the Premises to Mortgagee pursuant to foreclosure or power of sale or by a deed acceptable to Mortgagee in form and content;

                  (viii) misapplication or misappropriation of tax reserve accounts, tenant improvement reserve accounts, security deposits, prepaid rents or other similar sums paid to or held by Mortgagor or any other entity or person in connection with the operation of the Premises;

                  (ix) any waste committed or allowed by Mortgagor with respect to the Premises prior to a Sale of the Premises;

                  (x) any insurance or condemnation proceeds or other similar funds or payments with respect to a casualty or condemnation occurring prior to a Sale of the Premises applied by Mortgagor in a manner other than as expressly provided in the Loan Documents;

                  (xi) of any breach or violation of paragraph 1(l) (due on sale or encumbrance) hereof, other than the filing of a nonmaterial mechanic's lien affecting the Premises, the granting of any utility or other nonmaterial easement or servitude burdening the Premises, or any other transfer or encumbrance not in the nature of a transfer, reduction or impairment of any material economic interest in the Premises; and

                  (xii) of any fraud or willful misrepresentation by Mortgagor regarding the Premises, the making or delivery of any of the Loan Documents or in any materials or information provided by Mortgagor in connection with the loan.

            (c) Notwithstanding anything herein contained to the contrary, Mortgagor, but not its shareholders, officers, directors, employees or agents, shall be personally liable to Mortgagee for $3,664,355.00, if the event relates to the portion of the Premises leased to Linens or $4,289,470.00 if the event relates to the portion of the Premises leased to Marshalls, plus the Make Whole Premium which would be due with respect to such allocated amount had such amount been prepaid as of the date of the occurrence set forth below:

                  (i) in the event of an amendment, modification or termination by Mortgagor of the Lease without the prior written consent of Mortgagee.

                  (ii) in the event Lessee is not obligated to notify Mortgagee of a default by Mortgagor and Mortgagor defaults under the Lease and Mortgagee does not receive notice of said default following the occurrence thereof within a reasonable period of time to effect cure of said default; or

                  (iii) in the event Mortgagor violates any exclusive use or non-compete provision granted to Lessee under the Lease.

      38. This mortgage and the indebtedness secured hereby is for the sole purpose of conducting or acquiring a lawful business, professional or commercial activity or for the acquisition or management of real or personal property as a commercial investment, and all proceeds of such indebtedness shall be used for said business or commercial investment purpose. Such proceeds will not be used for the purchase of any security within the meaning of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System. This is not a purchase money mortgage where a seller is providing financing to a buyer for the payment of all or any portion of the purchase price, and the Premises secured hereby is not a residence or homestead or used for mining, grazing, agriculture, timber or farming purposes.

      39. Unless Mortgagee shall otherwise direct in writing, Mortgagor shall appear in and defend all actions or proceedings purporting to affect the security hereunder, or any right or power of the Mortgagee. The Mortgagee shall have the right to appear in such actions or proceedings. Mortgagor shall save Mortgagee harmless from all costs and expenses, including reasonable attorneys' fees and costs of a title search, continuation of abstract and preparation of survey, incurred by reason of any action, suit, proceeding, hearing, motion or application before any court or administrative body in and to which Mortgagee may be or become a party by reason hereof. Such proceedings shall include but not be limited to condemnation, bankruptcy, probate and administration proceedings, as well as any other action, suit, proceeding, right, motion or application wherein proof of claim is by law required to be filed or in which it becomes necessary to defend or uphold the terms of this mortgage or otherwise purporting to affect the security hereof or the rights or powers of Mortgagee. All money paid or expended by Mortgagee in that regard, together with interest thereon from date of such payment at the Default Rate shall be additional indebtedness secured hereby and shall be immediately due and payable by Mortgagor without notice.

      40. During the occurrence of an Event of Default, all rents, issues and profits collected or received by Mortgagor shall be accepted and held for Mortgagee in trust and shall not be commingled with the funds and property of Mortgagor, but shall be promptly paid over to Mortgagee.

      41. Mortgagee shall have all rights and remedies provided to a secured party by the Uniform Commercial Code with respect to such portion of the Premises, if any, as is governed by the Uniform Commercial Code.

      42. In the event Mortgagee s consent is required by the terms of this mortgage, Mortgagee shall attempt to respond, approve or disapprove within ten (10) days of receipt of Mortgagor s request therefor. Mortgagor acknowledges, however, that the failure of Mortgagee to respond, approve or disapprove any such request shall not be deemed to be a consent.

      43. Mortgagor will comply with all provisions hereof and of the Freehold Raceway Village Condominium Master Deed and Declaration of Restrictive Covenants and Protective Covenants ( Master Deed ), which documents and definitions contained therein are made a part hereof as if recited at length herein.

      44. The Mortgagor acknowledges and agrees that the Mortgagee shall have the following rights with respect to the Mortgagor s interests in the Condominium and the Freehold Raceway Village Condominium Association, Inc. ( Condominium Association ):

            (a)   The Mortgagor shall notify Mortgagee in writing within ten
                  (10) days of any of the following events or Mortgagor s receipt of notice thereof, as the case may be:

                  (i) any condemnation or any casualty loss which affects the Condominium or the Premises;

                  (ii) any delinquency in the payment of assessments or charges owed by Mortgagor to the Condominium Association; the suspension of Mortgagor s rights in the Association; and any default by Mortgagor under the Master Deed or By-Laws giving rise to a cause of action against the Mortgagor;

                  (iii) any lapse, cancellation or material modification of any insurance policy or fidelity bond required to be maintained by the Condominium Association; and

                  (iv) any proposed action which would affect the rights of the Mortgagee, including but not limited to any amendment of the Master Deed, termination of the Condominium, or amendment of the By-Laws of the Condominium Association.

            (b) The consent of Mortgagee shall be required (which consent shall not be unreasonably withheld):

                  (i) to add or amend any provisions of the Master Deed or By-Laws of the Association affecting any of the following:

                        (A)   voting;
                        (B) assessments, assessment liens or subordination of such liens;
                        (C)   boundaries of the Condominium;
                        (D) convertibility of the Units into Common Elements or of Common Elements into the Units (except for any changes in the location of any access road):
                        (E) expansion or contraction of the Condominium or the addition, annexation or withdrawal of property to or from the Condominium;
                        (F) imposition of any right of first refusal or similar restriction on the right of a Unit owner to sell, transfer or otherwise convey his or her Units;
                        (G)   creation of Subunits and Subboard; and
                        (H) any provisions which are for the express benefit of permitted mortgage holders, insurer or guarantors of first mortgages on a Unit or which affects the priority or validity of this Mortgage.

                  (ii)  to terminate the Condominium.

      45. Mortgagor and Mortgagee may agree to change the interest rate, maturity date, or other term or terms of this Mortgage, of any of the documents referred to herein or of the Indebtedness. Any such agreement shall be in writing, duly executed by both Mortgagor and Mortgagee. In the event that any such agreement shall occur, it shall, to the extent permitted by law, be deemed a "modification" as defined in N.J.S.A. 46:9-8.1 et seq., and this Mortgage shall be subject to, and the Mortgagee shall be the beneficiary of, the mortgage lien priority provisions of such statute.

      IN WITNESS WHEREOF, Mortgagor has caused this mortgage to be duly executed and delivered as of the date first above written.

                                          COMMERCIAL NET LEASE REALTY, INC.,
                                          a Maryland corporation
WITNESS:

By:   /s/Julian E. Whitehurst             By:   /s/Kevin B. Habicht
      -----------------------------------       -------------------------------
      Name: Julian E. Whitehurst          Name:  Kevin B. Habicht
                                          Title: Executive Vice President


By:   /s/Deborah A. Sieffert
      -----------------------------------
      Name:  Deborah A. Sieffert


This document prepared by:
Barbara C. Raffaldini
Polsky & Riordan, Ltd.
205 North Michigan, Suite 3909
Chicago, IL  60601
312-540-0200

State of    ILLINOIS    )
                        ) SS.
County of   COOK        )


      I, Wanda A. Underwood, a Notary Public, in and for said County, in the State aforesaid, do hereby certify that Kevin B. Habicht, the Executive Vice President of COMMERCIAL NET LEASE REALTY, INC., a Maryland corporation, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that (s)he signed and delivered said instrument as his/her own free and voluntary act and as the free and voluntary act of said corporation for the uses and purposes therein set forth.

      Given under my hand and notarial seal this 14th day of December, 1995.



My commission expires:                    /s/Wanda A. Underwood
                                          -------------------------------------
                                          Notary Public
      07/21/98